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EXHIBIT 99.0


NEWS RELEASE                                              CONTACT:  408/995-5115
                                        Media Relations:  Bill Highlander, X1244
                                        Investor Relations:  Rick Barraza, X1125



               PG&E PAYMENT PLAN FOR RECEIVABLES OWED TO CALPINE
                        IS APPROVED BY BANKRUPTCY COURT

      CALPINE TO ENTER SEPARATE AGREEMENT TO RECEIVE CASH PROCEEDS IN 2001

        (SAN JOSE, CALIF.) December 24, 2001 -- Calpine Corporation [NYSE:CPN], the San Jose, Calif.-based independent power company, confirmed that the Bankruptcy Court for the Northern District of California approved on December 21 an order which authorized Pacific Gas and Electric Company (PG&E) to pay all of its outstanding payables owed to Calpine Corporation's qualifying facility (QF) affiliates (Calpine) for power deliveries made to PG&E during the period of December 1, 2000 through April 6, 2001. PG&E owes Calpine approximately $265 million, plus interest.

        The order calls for PG&E to make monthly payments of principal and interest to Calpine beginning December 31, 2001 and extending through the earlier of November 30, 2002, or the date when PG&E's plan of reorganization becomes effective. In a separate transaction that is pending completion of documentation, the company intends to sell this receivable. This sale is expected to generate cash proceeds to Calpine in 2001.

        Calpine sells power to PG&E under the terms of long-term QF contracts at eleven facilities, representing nearly 600 megawatts of electricity for northern California power customers.

        Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient, natural gas-fired generation and is the world's largest producer of renewable geothermal energy. Calpine's projects are located in 29 states in the United States, three provinces in Canada and in the United Kingdom. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

        This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) changes in government regulations, including pending changes in California, and anticipated deregulation of the electric energy industry, (ii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations, (iii) the assurance that the Company will develop additional plants, (iv) a competitor's development of a lower-cost generating gas-fired power plant, and (v) the risks associated with marketing and selling power from power plants in the newly competitive energy market, including volatility of commodity prices. Prospective investors are also referred to the other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.